Exhibit 99.1
IMPORTANT NOTICE CONCERNING YOUR RIGHTS
REGARDING CITIZENS REPUBLIC BANCORP, INC. STOCK
November 2, 2007
     As a director or executive officer of Citizens Republic Bancorp, Inc. (“Citizens”) you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”), which prohibits certain trades during employee benefit plan blackout periods.
1.	This notice is to inform you that as a director or executive officer of Citizens, you will be unable to, either directly or indirectly, purchase, sell or otherwise acquire or transfer any of your Citizens stock that you acquired in connection with your services or employment as a director or executive officer, due to a blackout period under the Citizens Republic Bancorp Amended and Restated Section 401(k) Plan (the “Plan”).

2.	The Plan’s blackout period is a result of a change in the Plan’s recordkeeping systems. Accordingly, a concurrent restriction on trading by all directors and executive officers under Section 306(a) of the Act will apply.

3.	The blackout period will specifically apply to Citizens stock.

4.	The blackout period for the Plan is expected to begin on November 21, 2007 at 4:00 p.m. ET and is expected to end during the week of December 17, 2007. During these weeks, you can determine whether the blackout period has started or ended by accessing the following toll free phone number: 1-877-PRU-2100.

5.	During the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of Citizens (or derivative securities of those equity securities, such as stock options) during the Plan blackout period. The prohibition on transactions by you applies both to amounts, if any, you may have invested in Citizens stock under the Plan and to Citizens stock you hold outside of the Plan. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Citizens stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. The prohibition on purchases, sales and other transactions does not apply to trades made pursuant to Rule 10b5-1 trading plans, provided that you did not enter into or modify the trading plan during the blackout period, or while aware of the actual or approximate beginning or ending dates of the blackout period.

6.	If you have any questions regarding the blackout period, you should contact:

Thomas W. Gallagher, General Counsel & Secretary Citizens Republic Bancorp, Inc., 328 South Saginaw Street, Flint, Michigan 48502 Phone: 810-766-7788. Email: tom.gallagher@citizensbanking.com